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                       July 19, 2022

       Aina E. Konold
       Chief Financial Officer
       Nautilus, Inc.
       17750 S.E. 6th Way
       Vancouver, Washington 98683

                                                        Re: Nautilus, Inc.
                                                            Form 10-K for the
fiscal year ended March 31, 2022
                                                            Filed June 3, 2022
                                                            File No. 001-31321

       Dear Ms. Konold:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing